UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/31/2006

INNOSPEC INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-13879

Delaware	98-0181725
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Innospec Manufacturing Park, Oil Sites Road, Ellesmere Port, Cheshire, CH65 4EY, UK
(Address of principal executive offices, including zip code)

011 44 151 355 3611
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On May 31, 2006, the President and Chief Executive Officer, the Executive Vice President and President, Fuel Specialties, the Senior Vice President, Research and Technology, the Senior Vice President Human Resources and the Vice President and General Counsel of Innospec Inc. (the "Corporation") each signed amended employment contracts ("Agreements") with the Corporation's subsidiary, Innospec Limited (formerly The Associated Octel Company Limited).

The only material change from their exisiting employment contracts (copies of which have been made available previously) being the addition of a 'change of control' clause which can be briefly summarised such that in the event that there is a 'change of control' of the Corporation, then for the 12 months following the date of the 'change of control':-

a) if the employee terminates for good reason then they will be entitiled to 24 months compensation;

b) if the company serves notice to terminate the employment, other than for gross misconduct, the employee will be entitled to 24 months compensation.

For the purposes of the Agreements, 'change of control' means a situation where:

i) any person or group is or becomes the beneficial owner of securities of the Corporation or Innospec Limited representing 30% or more of the combined voting power of the Corporation or Innospec Limited respectively;

ii) there is any consolidation or merger of the Corporation or Innospec Limited in which the Corporation or Innospec Limited is not the surviving or continuing corporation; or any sale, lease exchange or other transfer of all or substantially all of the assets of the Corporation or Innospec Limited;

iii) the shareholders of the Corporation or Innospec limited approve any plan/proposal for the liquidation or dissolution of the Corporation or Innospec Limited;

iv) as a result of any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation, contested election or substantial share accumulation the members of the board immediately prior to such transaction shall thereafter cease to constitute a majority of the Board.

The Agreements are effective as of May 31, 2006.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOSPEC INC.

Date: June 02, 2006	By:	/s/ Andrew Hartley
Andrew Hartley
VP and General Counsel